EXHIBIT 10.3

Service Agreement

Client: Jueng Xiu

Project: Coding

Date: 6/9/16

Deadline: 6/23/16

Developer: Bylog Group Corp.

This agreement (the “Agreement”) is made on June 9, 2016 by and between Jueng Xiu (“Client”) and Bylog Group Corp. (“Developer”) in consideration of the mutual agreement made herein, both parties agree as follows:

Work: The Developer agrees to develop Java programming codes (the “Work”) for the client’s landing page at the request of the client for fees agrees upon in advance and delivery of the Work by an agreed-upon deadline. Developer agrees that it will be the sole author of the Work, which will be original work and free of plagiarism. Developer will cooperate with Client in editing and otherwise reviewing the Work prior to completion and launch.

Confidentiality: Developer acknowledges that he may receive or have access to information which relates to the Client’s past, present, or future products, vendor lists, creative works, marketing strategies, pending projects/proposals, and other proprietary information. Developer agrees to protect the confidentiality of the Client’s proprietary information and all physical forms thereof, whether disclosed to Developer before this Agreement is signed or afterward.

Compensation: In consideration of the Work to be performed by Developer, Client shall prepay to Developer 100% of the contract price ($2,000) not later then June 10, 2016. The Project pricing includes Developer’s fee only. Any and all outside costs will be billed to Client. Every additional work shall be paid on an hourly basis - $20 for an hour.

Client Approval: Upon acceptance of the Work, Client accepts responsibility for any further processes in which this work is used. Developer is not responsible for errors occurring in this work or projects related to this work after acceptance of the Work by the Client.

Cancellation: Both parties understand that Client or Developer may terminate the service at any time if, for any reason, the relationship is deemed unsatisfactory by either party. Upon written or verbal cancellation, Client is responsible for payment for all expenses incurred and any work done towards the completion of the project based on the percentage of the project completed that is determined by Developer. Should Client cancel the project following its completion, Client is responsible for full payment as per the agreed upon estimate plus all expenses incurred. In the event of cancellation, Developer retains ownership of all copyrights and original work created.

Acceptance of Terms: Client promises to pay for the services rendered by Developer for the Work as agreed upon. By signing below, Client agrees they have read, understood, and are considered legally bonded to these terms.

Client signature & date:

Client:

/s/ Jueng Xiu

June 9, 2016

Developer:

/s/Dmitrii Iaroshenko, President

June 9, 2016